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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2011


Red Bank, N.J.  October 28, 2011   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) today announced a quarterly distribution of $0.64 per unit for the fourth quarter of fiscal 2011, payable on November 30, 2011 to holders of record on November 15, 2011. Natural gas sold during the third calendar quarter of 2011 is the primary source of royalty income on which the November distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.64 per unit is 14.29%, or $0.08 per unit, higher than the distribution of $0.56 per unit for the fourth quarter of fiscal 2010. In accordance with the royalty payment procedures, the prior year adjustments are included in the Trust's royalty income for the fourth fiscal quarter. In the fourth fiscal quarter of 2010 the Trust received approximately $0.03 per unit. In the fourth quarter of fiscal 2011 only a nominal prior year adjustment was received.

No information on sales and production has yet been received. Complete details will be available in the press release announcing the Trust's net income scheduled for release on or about November 11, 2011.

The cumulative 12-month distribution, which includes this November distribution and the three prior quarterly distributions, is $2.63 per unit. This 12-month cumulative distribution is 28.92%, or $0.59 per unit, higher than the prior 12-month distribution of $2.04 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact - John R. Van Kirk, Managing Director, telephone: (732) 741-4008, mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website:
www.neort.com.